Exhibit F-1
                                                              -----------



                                                       September 30, 1999





Securities and Exchange Commission
Washington, DC 20549

     Re:  Yankee Atomic Electric Company
     File No. 70-

Gentlemen:

     This opinion is furnished to you in connection with the filing with you of the Declaration on Form U-1 (the "Declaration") of Yankee Atomic Electric Company (the "Company") under the Public Utility Holding Company Act of 1935, as amended, relating to the proposed repurchase by the Company of up to 90% of its outstanding Common Stock.

     We are counsel for the Company and in connection with this opinion we have reviewed the Company's charter, by-laws and the minutes of the meetings of the board of directors of the Company and such other materials as we deemed necessary to this opinion.

     Based upon the foregoing, we are of the opinion that, when the Commission has taken the action requested in the Declaration and when the shares have been tendered by all the sponsoring utilities and the repurchase price has been paid by the Company, all as described in the Declaration:

     1. The Company is a corporation duly incorporated and validly existing under the laws of The Commonwealth of Massachusetts.

     2. All State laws applicable to the repurchase of the shares of Common Stock as described in the Declaration will have been complied with.

     3.   The Company will legally acquire the shares of Common
Stock being repurchased.

     4.   Consummation of the aforesaid repurchase of Common
Stock of the Company will not violate the legal rights of the holders of any securities issued by the Company.

     We hereby consent to the use of this opinion in connection with the Declaration.

                                             Very truly yours,

                                             s/ Ropes & Gray

                                             Ropes & Gray